Filed by OHA Investment Corporation

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Commission File No. 814-00672

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): August 12, 2019

OHA INVESTMENT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland	814-00672	20-1371499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1114 Avenue of the Americas, 27th Floor, New York, New York 10036
(Address of Principal Executive Offices) (Zip Code)

(212) 852-1900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ X ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $.001 per share	OHAI	Nasdaq Global Select Market

Item 2.02. Results of Operations and Financial Condition.

On August 12, 2019, the Registrant issued a press release (the “Press Release”) announcing its financial results for the second quarter 2019. The text of the Press Release is included as Exhibit 99.1 to this Form 8-K.

Item 8.01. Other Events.

See Item 2.02 above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated August 12, 2019.

The information in this current report on Form 8-K, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OHA INVESTMENT CORPORATION

Date: August 12, 2019	By:	/s/ Steven T. Wayne
Steven T. Wayne
President and Chief Executive Officer

Date: August 12, 2019	By:	/s/ Cory E. Gilbert
Cory E. Gilbert
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated August 12, 2019.

EXHIBIT 99.1

OHA Investment Corporation Announces Second Quarter 2019 Results

NEW YORK, Aug. 12, 2019 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ: OHAI) (the “Company”) today announced its financial results for the quarter ended June 30, 2019. Management will discuss the Company's results summarized below on a conference call on Tuesday, August 13, 2019, at 10:00 a.m. (Eastern Time).

Summary results for the quarter ended June 30, 2019:
Total investment income:  $1.5 million, or $0.08 per share
Net investment loss:  ($0.5) million, or ($0.02) per share
Net realized and unrealized gains:  $0.9 million, or $0.04 per share
Net asset value:  $37.0 million, or $1.83 per share
New portfolio investments added during the quarter:  $5.5 million (par value)
Fair value of portfolio investments:  $66.4 million

Operating Results
Investment income totaled $1.5 million for the second quarter of 2019, decreasing 42% compared to $2.6 million in the corresponding quarter of 2018. The decrease in investment income was primarily attributable to placing our investment in OCI subordinated notes on full non-accrual in October 2018, which was partially offset by an increase of $0.2 million in non-affiliate investment interest income. In the second quarter of 2018, OCI subordinated notes contributed $1.2 million of investment income.

Operating expenses for the second quarter of 2019 were $2.0 million, an increase of $0.1 million, or 4%, compared to operating expenses for the second quarter of 2018. Interest expense and bank fees decreased by 24% to $0.6 million from $0.8 million compared to the same period in the prior year largely due to lower amount outstanding on our Credit Facility, as well as lower amortization of debt issuance costs. Management fees decreased by 21% to $0.3 million from $0.4 million due to lower average asset base subject to the base management fee. During the second quarter of 2019, we also recorded a $78 thousand capital gains incentive fee. Costs related to strategic alternatives review increased by 100.0% to $0.3 million. Professional fees decreased by 24% to $0.2 million from $0.3 million primarily due to lower legal costs. Other general and administrative expenses increased by 17% to $0.4 million from $0.4 million.

The resulting net investment loss was ($501) thousand or ($0.02) per share, for the second quarter of 2019, compared to net investment income of $667 thousand, or $0.03 per share, for the second quarter of 2018.

We recorded net realized and unrealized gains on investments totaling $0.9 million, or $0.04 per share, for the second quarter of 2019, compared to net realized and unrealized gains of $0.3 million, or $0.02 per share, for the second quarter of 2018. In the second quarter of 2019, we realized net capital gains of $0.4 million, or $0.02 per share, which was primarily related to the sale of our remaining investment in TIBCO. Additionally, in the second quarter of 2019, we recorded net unrealized appreciation of $0.4 million, or $0.02 per share

Overall, we experienced a net increase in net assets resulting from operations of $0.4 million, or $0.02 per share, for the second quarter of 2019. After declaring a quarterly distribution during the period of $0.02 per share, our net asset value decreased 1% from $1.84 per share as of March 31, 2019 to $1.83 per share as of June 30, 2019.

Portfolio Activity
The fair value of our investment portfolio was $66.4 million at June 30, 2019, increasing 4.8% compared to March 31, 2019. In the second quarter of 2019, the Company added investments in four new portfolio companies and an add-on to an existing OHA investment, totaling $5.4 million, and had realizations of $3.1 million. The current weighted average yield of our portfolio based on the cost and fair value of our yielding investments was 10.4% and 10.3%, respectively, as of June 30, 2019.

In April 2019, we purchased $1.4 million of second lien term loan in Aptean, a global leader in enterprise business software. The Aptean second lien term loan was purchased at a 2.0% discount to par, included a 1.0% commitment fee, earns interest payable in cash at a rate of Libor+8.50% and matures in April 2027.

Also in April 2019, we purchased $1.5 million of second lien term loan in Blackboard Transact, an educational technology company. The Blackboard Transact second lien term loan was purchased at a 2.0% discount to par, included a 1.5% commitment fee, earns interest payable in cash at a rate of Libor+8.50% and matures in April 2027.

Also in April 2019, we sold our remaining investment in TIBCO at a price of 106.375% to par, resulting in a realized capital gain of $0.2 million or $0.01 per share and generated a gross internal rate of return of 18.6% and return on investment of 1.38x.

In May 2019, we purchased $0.6 million of second lien term loan in Allied Universal, adding to our $1.25 million position which was previously acquired in March 2018. The $0.6 million loan was purchased at a 0.75% discount to par, earns interest payable in cash at a rate of Libor+8.50% with a 1% floor and matures in July 2023.

In June 2019, we purchased $0.8 million of second lien term loan and $0.2 million of delayed draw term loan in Imperial Dade, a leading independently owned distributor of food service packaging, facilities maintenance supplies and equipment. The Imperial Dade second lien term loan was purchased at a 1% discount to par, included a 1.5% commitment fee, earns interest payable in cash at a rate of Libor+8.0%, and matures in June 2027.

Also in June 2019, we purchased $1.2 million of first lien term loan, $0.4 million of delayed draw term loan, and $0.1 million of revolving loan facility in JS Held, a global consulting firm with expertise in construction, environmental health and safety equipment, forensic architecture and engineering services. The JS Held first lien term loan was purchased at a 1% discount to par, included a 1.5% commitment fee, earns interest payable in cash at a rate of Libor+6.0%, and matures in July 2025.

Liquidity and Capital Resources
At June 30, 2019, we had cash and cash equivalents totaling $2.8 million, with $1.2 million due to a broker for unsettled trades, and a total of $2.1 million of unfunded commitments on our investments in two revolving credit facilities and two delayed draw term loans. The total amount outstanding under our Credit Facility at June 30, 2019 was $30.0 million with $4.0 million available to draw. On August 5, 2019, we exercised our option to extend the maturity date on our Credit Facility to March 9, 2020.

Review of Strategic Alternatives
On July 31, 2019, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Portman Ridge Finance Corporation (“PTMN”), Storm Acquisition Sub Inc. (“Acquisition Sub”), and Sierra Crest Investment Management LLC, the investment adviser to PTMN and an affiliate of BC Partners Advisors L.P. and LibreMax Capital LLC. (“PTMN Advisor”). The transaction is the result of OHAI’s previously announced review of strategic alternatives and has been approved by a unanimous vote of the Special Committee of the Board of Directors of OHAI, the Board of Directors of OHAI (other than directors affiliated with Oak Hill Advisors, L.P., the external adviser to OHAI, who abstained from voting) and the Board of Directors of PTMN.

Under the terms of the proposed transaction, OHAI stockholders will receive a combination of (i) a minimum of $8 million in cash (approximately $0.40 per share) from PTMN (as may be adjusted as described below); (ii) PTMN shares valued at 100% of PTMN’s net asset value per share at the time of closing of the transaction in an aggregate number equal to OHAI’s net asset value at closing minus the $8 million PTMN cash merger consideration (as may be adjusted as described below); and (iii) an additional cash payment from Sierra Crest, the external adviser to PTMN, of $3 million in the aggregate, or approximately $0.15 per share.

If the aggregate number of shares of PTMN stock to be issued in connection with the merger would exceed 19.9% of the issued and outstanding shares of PTMN common stock immediately prior to the transaction closing, then the cash consideration payable by PTMN will be increased to the minimum extent necessary such that the aggregate number of shares of PTMN common stock to be issued in connection with the merger does not exceed such threshold. The exact exchange ratio for the stock component of the merger will be determined by the net asset value of OHAI and PTMN as of the closing, calculated as of 5:00 p.m. New York City time on the day prior to the closing of the transaction. In addition to approval by OHAI’s stockholders, the closing of the merger is subject to customary conditions. The parties currently expect the transaction to be completed in the fourth calendar quarter of 2019.

Webcast / Conference Call at 10:00 a.m. Eastern Time on August 13, 2019
We invite all interested persons to participate in our conference call on Tuesday, August 13, 2019, at 10:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Conference ID is 2748643. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company’s website at www.ohainvestmentcorporation.com.

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ: OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $6.9 billion in over 160 direct lending investments over the past 15+ years.

OHAI’s filings with the Securities and Exchange Commission (“SEC”), earnings releases, press releases and other financial, operational and governance information are available on OHAI’s website at http://ir.ohainvestmentcorporation.com/home.

About Portman Ridge Finance Corporation
Portman Ridge Finance Corporation (NASDAQ: PTMN) is a publicly traded, externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. PTMN’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. PTMN’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors, LP and LibreMax Capital LLC.

PTMN's filings with the SEC, earnings releases, press releases and other financial, operational and governance information are available on PTMN's website at www.portmanridge.com.

Forward-Looking Statements
This press release may contain forward-looking statements that involve substantial risks and uncertainties, including statements regarding the completion of the transaction between OHAI and PTMN. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the timing or likelihood of the transaction closing, (ii) the expected synergies and savings associated with the transaction, (iii) the expected elimination of certain expenses and costs due to the transaction, (iv) the percentage of OHAI stockholders voting in favor of the transaction, (v) the possibility that competing offers or acquisition proposals for OHAI will be made; (vi) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived; (vii) risks related to diverting management’s attention from OHAI’s ongoing business operations, (viii) the risk that stockholder litigation in connection with the transactions contemplated by the merger agreement may result in significant costs of defense and liability, (ix) the future operating results of our portfolio companies or the combined company, (x) regulatory factors, (xi) changes in regional or national economic conditions and their impact on the industries in which we invest, and (xii) other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. You should not place undue reliance on such forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements made herein, unless required by law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. You should read this communication and the documents that we reference in this communication completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Additional Information and Where to Find It
This communication relates to a proposed business combination involving OHAI and PTMN for which OHAI stockholder approval will be sought (the “Proposal”). In connection with the Proposal, each of OHAI and PTMN intend to file relevant materials with the SEC, including a registration statement on Form N-14, which will include a proxy statement of OHAI and a prospectus of PTMN. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. STOCKHOLDERS OF OHAI ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT OF OHAI REGARDING THE PROPOSAL (THE “PROXY STATEMENT”) WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OHAI, PTMN, THE MERGER AND THE PROPOSAL. Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s web site, http://www.sec.gov or, for documents filed by OHAI, from OHAI’s website at http://ir.ohainvestmentcorporation.com/home.

Participants in the Solicitation
OHAI and PTMN and their respective directors, executive officers and certain other members of management, employees of Oak Hill Advisors, L.P and its affiliates and employees of Sierra Crest Investment Management LLC and its affiliates, may be deemed to be participants in the solicitation of proxies from the stockholders of OHAI in connection with the Proposal. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the OHAI stockholders in connection with the Proposal will be contained in the Proxy Statement when such document becomes available. This document may be obtained free of charge from the sources indicated above.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Kahyeong Lee – Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy.Fielding@kekst.com

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Investments in portfolio securities at fair value
Affiliate investments (cost: $26,028 and $26,028, respectively)	$2,532	$2,271
Non-affiliate investments (cost: $84,135 and $85,306, respectively)	63,825	63,335
Total portfolio investments (cost: $110,163 and $111,334, respectively)	66,357	65,606
Investments in U.S. Treasury Bills at fair value (cost: $9,998 and $14,989, respectively)	9,998	14,989
Total investments	76,355	80,595
Cash and cash equivalents	2,781	3,124
Accounts receivable and other current assets	726	499
Interest receivable	185	224
Other prepaid assets	51	19
Deferred tax asset	158	316
Total current assets	3,901	4,182
Total assets	$80,256	$84,777

Liabilities
Current liabilities
Distributions payable	$403	$403
Accounts payable and accrued expenses	1,394	683
Due to broker	1,176	3,251
Due to affiliate	136	571
Management and incentive fees payable	382	366
Income taxes payable	39	39
Repurchase agreement	9,798	14,689
Short-term debt, net of debt issuance costs	29,922	—
Total current liabilities	43,250	20,002
Long-term debt, net of debt issuance costs	—	28,866
Total liabilities	43,250	48,868
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 and 20,172,392 shares issued and outstanding, respectively	20	20
Paid-in capital in excess of par	211,907	211,907
Total distributable earnings (loss)	(174,921)	(176,018)
Total net assets	37,006	35,909
Total liabilities and net assets	$80,256	$84,777
Net asset value per share	$1.83	$1.78

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
Investment income:
Interest income:
Interest income	$1,500	$2,525	$3,003	$4,753
Money market interest	17	91	32	140
Other income	3	11	14	17
Total investment income	1,520	2,627	3,049	4,910
Operating expenses:
Interest expense and bank fees	611	801	1,240	1,624
Management fees	304	384	620	784
Incentive fees	78	(1)	78	—
Costs related to strategic alternatives review	282	—	309	75
Professional fees	235	309	488	952
Other general and administrative expenses	435	372	823	742
Director fees	61	62	122	123
Total operating expenses	2,006	1,927	3,680	4,300
Incentive fee waiver	—	1	—	—
Net operating expenses	2,006	1,928	3,680	4,300
Income tax provision, net	15	32	15	38
Net investment income (loss)	(501)	667	(646)	572

Net realized capital gain on investments	409	(55,965)	629	(55,952)
Benefit(provision) for taxes	—	—	—	(42)
Total net realized capital gain (loss) on investments	409	(55,965)	629	(55,994)

Total net unrealized appreciation on investments	449	56,306	1,921	58,161

Net increase in net assets resulting from operations	$357	$1,008	$1,904	$2,739

Net increase in net assets resulting from operations per common share	$0.02	$0.05	$0.09	$0.14

Distributions declared per common share	$0.02	$0.02	$0.04	$0.04
Weighted average shares outstanding - basic and diluted	20,172	20,172	20,172	20,172

Per Share Data(1)
Net asset value, beginning of period	$1.84	$2.43	$1.78	$2.37

Net investment income (loss)	(0.02)	0.03	(0.03)	0.02
Net realized and unrealized gain on investments	0.04	0.02	0.13	0.11
Net increase in net assets resulting from operations	0.02	0.05	0.10	0.13

Distributions to common stockholders	(0.02)	(0.02)	(0.04)	(0.04)
Net decrease in net assets from distributions	(0.02)	(0.02)	(0.04)	(0.04)

Net asset value, end of period	$1.83	$2.46	$1.83	$2.46

(1) Per share data is based on weighted average number of common shares outstanding for the period. Per share data may not total due to rounding.